Exhibit 99.1

FOR IMMEDIATE RELEASE

Flight Safety Technologies, Inc. SOCRATES® Technology Testing
Interrupted by Vandalism

MYSTIC, CT (January 10, 2006) - Flight Safety Technologies, Inc. (AMEX:FLT) announced that during the New Year's holiday weekend, a break-in occurred at the Denver International Airport test site for the SOCRATES® wake vortex sensor technology. This break-in resulted in vandalism and theft of equipment associated with the SOCRATES® wake vortex sensor technology and as well as government owned and operated equipment. The company equipment is covered by insurance and the appropriate law enforcement authorities have been notified.

The current test commenced in early September 2005 and had been suspended for the holiday period when the break-in occurred. The extent of loss and the impact on development and test schedules is under review. None of the data taken before the event was lost and data analysis is still under way.

The DIA tests are intended to test the ability of the SOCRATES® wake vortex sensor technology to detect wake vortices utilizing an array of sixteen beams. The next planned step is the development and testing of an emulation of a wake vortex avoidance system (WakeVAS), including the real time validation of vortex predictions and air traffic control type display information. FST is performing these tests under a contract from the U.S. DOT / Volpe Center with Lockheed Martin Corporation as its principle subcontractor. There can be no assurance that current testing will be successful, or if or when the next planned step will proceed.

About Flight Safety Technologies, Inc.

The company is currently participating in three advanced technology development efforts aimed at enhancing aviation safety, security, and efficiency. In addition to its SOCRATES™ airport based technology for wake vortex detection, the company is working on UNICORN™ airborne collision avoidance radar initiative and TIICM™ technology for protection of airliners against certain terrorist missiles.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements identified by the use of words such as should, believes, plans, goals, expects, may, will, objectives, missions, or the negative thereof, other variations thereon or comparable terminology. Such statements are based on currently available information which management has assessed but which is dynamic and subject to rapid change due to risks and uncertainties that affect our business, including, but not limited to, the outcome of an informal inquiry by the SEC that appears to be in connection with certain analysts reports about us and our press releases, the outcome of pending class action litigation alleging violations of federal securities laws, whether the government will implement WVAS at all or with the inclusion of a SOCRATES® wake vortex sensor, the impact of competitive products and pricing, limited visibility into future product demand, slower economic growth generally, difficulties inherent in the development of complex technology, new products sufficiency, availability of capital to fund operations, research and development, fluctuations in operating results, and other risks detailed from time to time in Flight Safety Technologies, Inc.'s filings with the Securities and Exchange Commission. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be forward looking statements. Forward looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated.

Contact:

Samuel A. Kovnat
Flight Safety Technologies, Inc.
(860) 245-0191
ir@flysafetech.com